Exhibit 10.73

EQUIPMENT LEASE

(Thomas Hill)

This EQUIPMENT LEASE (this “Lease”), dated as of June 29, 2010 (the “Effective Date”), is entered into by and between AEC-TH, LLC, a Colorado limited liability company (“Lessor”) and GS RC INVESTMENTS LLC, a Delaware limited liability company (“Lessee”). Lessor and Lessee may be referred to herein individually as a “Party,” and collectively as the “Parties.”

R E C I T A L S

A. Lessor and Lessee have entered into that certain Agreement to Lease dated as of June 29, 2010 (the “Agreement to Lease”), wherein Lessor agreed to lease to Lessee, and Lessee agreed to lease from Lessor, among other items the refined coal production facility as described on Exhibit A hereto (the “Facility”).

A G R E E M E N T S

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings associated with such terms in the Agreement to Lease. The following terms shall have the following meanings as used herein:

“Agreement to Lease” has the meaning set forth in the Recitals.

“Applicable Section 45 Credits” means with respect to any Quarter, the Section 45 Credits to which Lessee is entitled as a result of the sale during such Quarter to an Unrelated Person of Refined Coal produced in the Facility based on the Monthly Operating Reports for each Month during such Quarter.

“Assignment” has the meaning set forth in Section 6.12.

“Business Day” means any Day other than (i) a Saturday or Sunday or (ii) a Day on which commercial banks in New York, New York are authorized or required to be closed.

“Casualty” has the meaning set forth in Section 2.7.

*	indicates portions of the exhibit that have been omitted pursuant to a request for confidential information. The non-public information has been filed with the Commission.

“Contingent Rent Payment” has the meaning set forth in Section 2.2.

“Contingent Rent Payment Date” shall mean the 20th Day of the Month immediately following the end of the applicable Quarter (or if such Day is not a Business Day, by the first Business Day following such Day).

“Contingent Rent Tax Event” shall mean the events described in clauses (a) (but only to the extent of an actual reduction of Section 45 Credits), and (d) of the definition of the term Tax Event.

“Day” means a calendar day.

“Effective Date” has the meaning set forth in the preamble.

“Facility” has the meaning set forth in the Recitals.

“Fixed Rent Payments” means the Initial Term Fixed Rent Payments and the Renewal Term Fixed Rent Payments.

“Force Majeure” has the meaning set forth in Section 4.1.

“GS” means The Goldman Sachs Group, Inc, a Delaware corporation.

“Initial Term” has the meaning set forth in Section 3.1.

“Initial Term Fixed Rent Payments” has the meaning set forth in Section 2.2.

“Interest Rate” means the lesser of (i) the Prime Rate plus two percent, and (ii) the highest rate permitted by applicable Law.

“Investment Grade” has the meaning set forth in the Operating and Maintenance Agreement.

“IRS” means the Internal Revenue Service or any successor thereto.

“Lease” has the meaning set forth in the preamble.

“Lessee” has the meaning set forth in the preamble.

“Lessor” has the meaning set forth in the preamble.

“Monthly Operating Reports” mean the reports provided by Operator to Lessee pursuant to Section 2.14 of the applicable Operating and Maintenance Agreement or similar reports provided by any successor operator.

“Party” and “Parties” have the meanings set forth in the preamble.

“Prepaid Rent” has the meaning set forth in Section 2.2.

“Prime Rate” means the rate of interest publicly announced from time to time by Citibank, N.A., New York branch, as its “prime” or “base” lending rate.

“Quarter” means each calendar quarter ending on March 31, June 30, September 30 and December 31 of each year.

“Refined Coal Guidance” means IRS Notice 2009-90 and such other guidance issued by the IRS supplementing, amending or superseding IRS Notice 2009-90.

“Refined Coal Sale Agreement” means that certain Refined Coal Sale Agreement (Thomas Hill) between Lessee and Utility.

“Regulatory Event” means the adoption, promulgation, change, repeal, or change in the interpretation, administration or application of any Law, or any other action of any Governmental Authority, in each case after the Effective Date (other than Force Majeure or a Tax Event) that results directly or indirectly in (a) it being unlawful for the Lessee to lease, operate or have operated the Facility, (b) Lessee being obligated or compelled to divest or materially limit any of its or its Affiliates’ businesses or the activities thereof wherein such divestiture or limitation affects or would affect Lessee’s ability to perform its obligations under this Lease, (c) the imposition of a material penalty, fee or other cost, in each case in light of the overall economics of the transactions contemplated in the Transaction Documents, to be paid by Lessee or any of its Affiliates with respect to the Facility or arising out of this Lease that was not otherwise payable before the Effective Date or (d) a Material Adverse Effect.

“Renewal Term” has the meaning set forth in Section 3.1.

“Renewal Term Fixed Rent Payments” has the meaning set forth in Section 2.2.

“Rent” means Prepaid Rent, Initial Term Fixed Rent Payments, Renewal Term Fixed Rent Payments, and Contingent Rent Payments.

“Tax Event” means (a) the issuance to Lessee, or any Affiliate of Lessee, by the IRS of a (i) Notice of Proposed Adjustment (Form 5701); (ii) technical advice memorandum; (iii) private letter ruling, (iv) determination letter, (v) 60-day letter containing an examination report; (vi) 30-day letter containing an examination report; or (vii) any other written document that reduces or proposes the reduction of the Section 45 Credits for the taxable period(s) under examination, or examined, by the IRS, by 20 percent or more; (b) the issuance, publication, announcement or other public dissemination of any statement or writing by the chairperson of the Ways and Means Committee of the U.S. House of Representatives or the Finance Committee of the U.S. Senate (including through a colloquy reported in the Congressional Record), if such statement or writing proposes, advocates or supports the enactment of federal legislation, or the adoption of a Federal Tax Rule, that would disallow some or all of the Section 45 Credits; (c) the passage by any of the Ways and Means Committee of the U.S. House of Representatives, the Finance Committee of the U.S. Senate, the U.S. House of Representatives or the U.S. Senate of a bill or resolution that, if enacted or adopted, would disallow some or all of the Section 45 Credits or (d) any adoption of a Federal Tax Rule the effect of which is the disallowance of 20 percent or more of the Section 45 Credits.

“Term” has the meaning set forth in Section 3.1.

“Total Fixed Payments” means, with respect to any Quarter in the Initial Term, the sum of the Initial Fixed Rent Payment for such Quarter plus the allocated portion of the Prepaid Rent Payment indicated on Schedule 1, and with respect to any Quarter in the Renewal Term, the Renewal Term Fixed Rent Payment for such Quarter.

“Total Operating Expenses” means, with respect to any Quarter, the total of all actual cost and expenses, including budget overruns, incurred and paid by Lessee in connection with the operation of the Facility during such Quarter for the production of Refined Coal, including without limitation (a) the costs of electrical power, water and other utilities and services consumed in the operation of the Facility paid by Lessee; (b) fees and expenses paid to the Operator under the applicable Operating and Maintenance Agreement or any subsequent operator of the Facility (though Total Operating Expenses shall not include any subsequent operator fees and expenses that are unreasonable), (c) costs of routine preventive maintenance of the Facility; (d) the cost of all materials and supplies necessary for the operation of the Facility, other than coal, (e) the cost of all overhauls, major and minor repairs and replacements of the Facility, (f) the cost of all mobile equipment, lubricants, chemicals (including Chemical Additives as defined in the Chemical Additive Supply Agency Agreement), fluids, oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wires and other similar consumable materials and supplies used in connection with the operation, overhaul, repair or replacement of the Facility; (g) all fines, penalties, and costs of complying with injunctive relief relating to operation and maintenance of the Facility with applicable Laws except to the extent caused by Lessee; (h) the costs of procuring, maintaining and complying with all Permits, including all related engineering costs; (i) the insurance coverages described in Section 3.13 of the applicable Operating and Maintenance Agreement; (j) taxes, administrative costs and all other assessments related to the operation of the Facility; (k) site rent paid by the Lessor to Utility or under any lease or license of a site on which the Facility is located during the Term; (l) the costs of treating, managing, transporting and disposing of solid waste, sludges, trash, wastewater, leachate, and Hazardous Substances generated or used in the operation of the Facility, including all such materials arising from the operation of the Facility; and (m) the costs of coal sampling and emissions testing, provided that the Total Operating Expenses shall not include (i) the cost of coal, (ii) the costs of coal yard and coal handling services, (iii) any costs or expenses incurred by Operator and reimbursed by Lessee under Section 2.10(c) of the applicable Operating and Maintenance Agreement or otherwise in connection with complying with any Extended Production Suspension Plan (as such term is defined in the applicable Operating and Maintenance Agreement) or any recommencement of operations of the Refined Coal Plant following an Extended Production Suspension Plan, (iv) the costs and expenses of any Decommissioning and Relocation Services (as such term is defined in the applicable Operating and Maintenance Agreement) incurred by Operator and reimbursed by Lessee under Section 3.10 of the applicable Operating and Maintenance Agreement or (v) the costs or expenses of any substantially similar services to those services described in (iii) and (iv) above provided by a Person other than Operator.

“Unrelated Person” means, with respect to any Person, any other Person that is not related to such Person within the meaning of Section 45(e)(4) of the Code.

ARTICLE II

LEASE

2.1 Lease of Facility. Subject to the terms and conditions hereof, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Facility for the uses set forth in Section 2.11 below.

2.2 Rent.

(a) At the Closing provided for under the Agreement to Lease, Lessee shall pay Lessor as provided in the Agreement to Lease * as prepaid rent (the “Prepaid Rent”).

(b) During the Initial Term, and subject to Section 2.5 of the Agreement to Lease, Lessee will pay to Lessor on the last Business Day of each Quarter the fixed payment set forth on Schedule 1 for such Quarter (the “Initial Term Fixed Rent Payments”). The Initial Term Fixed Rent Payments shall be payable through the end of the Initial Term notwithstanding any termination of this Lease (and the obligation to make all such Initial Term Fixed Rent Payments will be treated as having been incurred at the inception of the Initial Term), except for a termination pursuant to Section 3.1(e). In the event that this Lease is terminated pursuant to Section 3.1(e) prior to the end of the Initial Term, no further Initial Term Fixed Rent Payments shall be due, though the Lessee will pay to the Lessor a pro-rated amount of the Initial Term Fixed Rent Payment due with respect to the Quarter in which this Lease is terminated.

(c) During each Renewal Term, Lessee will pay to Lessor on the last Business Day of each Quarter the fixed payment set forth on Schedule 1 for such Quarter (the “Renewal Term Fixed Rent Payments”). The Renewal Term Fixed Rent Payments shall be payable through the end of the applicable Renewal Term notwithstanding any termination of this Lease (and the obligation to make all such Renewal Term Fixed Rent Payments will be treated as having been incurred at the inception of the Renewal Term), except for a termination pursuant to Section 3.1(e). In the event that this Lease is terminated pursuant to Section 3.1(e) prior to the end of the applicable Renewal Term, no further Renewal Term Fixed Rent Payments shall be due, though the Lessee will pay to the Lessor a pro-rated amount of the Renewal Term Fixed Rent Payment dues with respect to the Quarter in which this Lease is terminated.

During the Term and subject to receipt of satisfactory redeterminations of qualified emissions reductions in accordance with Refined Coal Guidance in effect at the time of such redetermination (it being understood that redeterminations are currently required to be performed on a semi-annual basis and thus may not be required for each Quarter) and subject to Section 2.5 of the Agreement to Lease, Lessee will pay to Lessor quarterly on the Contingent Rent Payment Date for each Quarter the Contingent Rent Payment for such Quarter and provide Lessor the calculation of such Contingent Rent Payment. The “Contingent Rent Payment” with respect to each Quarter shall equal*. If a Contingent Rent Payment for any Quarter is reduced on account of the limitation in Section 2.2(e), the reduced amount will be carried forward to succeeding Quarters in the same Term, beginning with the next Quarter, and added to the Contingent Rent Payment (subject to the limitation in Section 2.2(e)) until the reduction has been offset by payments of additional Contingent Rent.

(d) The Contingent Rent Payments shall be determined after taking into account any phase out of such credits under Section 45(b)(1) of the Code and any applicable inflation adjustment under Section 45(b)(2) of the Code as provided herein, but shall be determined without regard to limitations on the Lessee’s use of the Section 45 Credits imposed by Section 38(c) of the Code and without regard to whether Lessee actually utilizes such Section 45 Credits. In the event that any Contingent Rent Payment is due prior to the date that the IRS publishes the U.S. dollar amount of the Applicable Section 45 Credits with respect to such calendar year, the U.S. dollar amount of the Applicable Section 45 Credits for the prior year shall be used until the IRS publishes the U.S. dollar amount of the Applicable Section 45 Credits for the current year. Once the IRS publishes this figure, the Lessee will adjust the next due Contingent Rent Payment to reflect any change that should be made to prior Contingent Rent Payments made during the current calendar year to take the new published figure into account. Within 90 Days after the end of each calendar year during the Term, Lessee shall recalculate all Contingent Rent Payments that have been made with respect to such calendar year based upon (a) the Section 45 Credit applicable to such calendar year, (b) the actual amount of Refined Coal sales from the Facility in each Quarter of such calendar year and (c) the actual Total Operating Expenses for each Quarter paid by Lessee in such calendar year. Upon completion of such recalculation, Lessee shall promptly notify Lessor of such recalculation and provide Lessor a statement of such recalculation. Within 30 Days following such notice, Lessor or Lessee, as appropriate, shall make an adjustment payment to the other Party to reflect such recalculation, though such other Party may raise a good faith dispute to the adjustment payment.

(e) Notwithstanding anything to the contrary herein, (i) the aggregate Contingent Rent Payments during the Initial Term shall not exceed the present value, as of the Effective Date, calculated using a * discount rate, of the aggregate projected Initial Term Fixed Rent Payments and the Prepaid Rent for the Initial Term and (ii) the aggregate Contingent Rent Payments during any Renewal Term shall not exceed the present value, as of the Effective Date, calculated using a * discount rate, of the aggregate projected Renewal Term Fixed Rent Payments for such Renewal Term. To the extent Lessee pays Lessor any Contingent Rent Payments in excess of the amounts set forth in this subsection in the Initial Term or any Renewal Term on a cumulative basis since the Effective Date, Lessor shall reimburse Lessee within five Days after notice by Lessee of such excess payment.

(f) Lessee shall make the Fixed Rent Payments and the Contingent Rent Payments in immediately available funds to an account in the United States of America designated from time to time to Lessee in writing by Lessor. The initial nominated account of Lessor is:

Colorado Business Bank
ABA #: 102003206
Account Name: AEC-TH LLC
Account #: 3286236

(g) Any Rent required to be paid under this Section 2.2 that is not so paid (unless subject to a good faith dispute) will bear interest from the date on which Rent was required to be paid to the date such Rent is actually received by Lessor at an effective annual rate equal to the Interest Rate. In the event of a dispute with respect to any Rent pursuant to this Section 2.2, the Parties shall continue to perform their obligations as required hereunder. Upon resolution of such dispute, the Rent, if any, determined to be owing by Lessee to Lessor (by agreement of the Parties or final determination of a court of competent jurisdiction) shall be paid within five Business Days following such resolution, together with interest (using the interest rate described above) from the date Lessee was required to pay the disputed amount.

(h) Attached hereto as Exhibit C is an illustration of how any payments to be made under this Section 2 would be made under certain circumstances.

2.3 Tax Ownership. The Parties agree that for Federal income tax purposes, (i) the transactions described in this Lease shall be considered as a taxable installment sale of the Facility, and (ii) the tax treatment of Contingent Rent Payments made by Lessee to the Lessor under the terms of this Lease will be governed by the principles of Treasury Regulation section 1.1275-4(c). The Parties to this Lease agree to report the transaction consistently with such characterization. Lessee will provide Lessor with (i) an allocation of the Initial Term Fixed Rent Payments under this Lease between interest and principal components and Lessee shall complete Form 8594 and furnish Lessor with a copy within 90 Days after the Effective Date, (ii) an allocation of the Renewal Term Fixed Rent Payments under any Renewal Term within 90 Days after the commencement of such Renewal Term, and (iii) an allocation of each Contingent Rent Payment between interest and principal components within 45 Days after such payment is made (each such allocation, a “Draft Allocation”). Lessor shall review the Draft Allocation and provide any objections to Lessee within 30 Days after the receipt thereof. In the event Lessor does not object to Lessee’s Draft Allocation, such Draft Allocation shall be final (the “Final Allocation”) and the Parties shall report such Final Allocation for tax purposes and file tax returns in a manner consistent with such mutually agreed Final Allocation. If Lessor raises objections to the Draft Allocation, the Parties will negotiate in good faith to resolve such objection(s). If the Parties are unable to agree on the Draft Allocation within 14 Days after Lessor raises such objections, the Parties shall refer such dispute to an independent nationally recognized accounting firm (the “Independent Accountant”), which Independent Accountant shall make a final and binding determination as to all matters in dispute with respect to the Draft Allocation (and only such matters) within 30 Days and promptly shall notify the Parties in writing of its resolution. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountant.

2.4 Title to Facility. Title to the Facility leased herein shall be and at all times during the Term remain in Lessor. During the Term, Lessee shall neither remove nor permit removal of any serial number, model, number, name, or any other identification of ownership from the Facility.

2.5 Maintenance. During the Term, Lessee agrees, at its own cost and expense, to keep the Facility in good repair, condition, and working order, will furnish all parts, mechanisms, devices and labor required to keep the Facility in such condition, normal wear and tear excepted, and will pay all costs of the Facility’s operation.

2.6 Insurance. Lessor has obtained and shall maintain during the Term such insurance (including the coverages, limits, deductibles and retentions) as set forth in Exhibit B hereto and shall provide certificates evidencing the existence of such policies of insurance to Lessee within 10 Days after the Effective Date.

2.7 Loss and Damage; Casualty. Lessee hereby assumes and will bear the entire risk of loss of, theft of, requisition of, damage to or destruction of an item (collectively, a “Casualty”) comprising the Facility from any cause whatsoever. In the event of a Casualty, Lessee shall at its option either (i) repair or replace the damaged or destroyed portion of the Facility at its own expense in which event Lessor shall assign to Lessee all property damage insurance proceeds received by Lessor or to which Lessor is entitled arising out of such Casualty, or (ii) terminate the Lease.

2.8 Taxes. Lessee shall at all times during the Term pay all property taxes that are imposed upon the Facility or Lessee’s use thereof.

2.9 Personal Property. The Facility herein leased is, and shall at all times during the term hereof remain, personal property, notwithstanding that the Facility, or any part of it, may now be or hereafter become in any manner attached to, embedded in, or permanently resting on real property or any building or improvement thereon, or attached in any manner to what is permanent, as by means of cement, plaster, nails, bolts, screws, or the like.

2.10 Lessee’s Right to Possession. During the Term, Lessee shall have the right to retain possession of the Facility herein leased at the power plant known as the Thomas Hill Energy Center located near Clifton Hill, Missouri or at any other location Lessee may choose to place the Facility.

2.11 Permitted Uses. Lessee shall only use the Facility for the production of the Refined Coal.

2.12 Location. Lessee shall have the right from time to time during the Term to relocate the Facility at Lessee’s expense to such other site as may be selected by Lessee.

2.13 Assignment of Warranties. Lessor hereby assigns to Lessee all warranties to which Lessor may have rights applicable to the Facility or any portion thereof provided by any manufacturers, designers and constructors of the Facility or any portion thereof. Lessor agrees to take such other action as may be necessary to effectuate the assignment granted to Lessee pursuant to this Section 2.13.

ARTICLE III

TERM

3.1 Term.

(a) The Term of this Lease (the “Term”) will consist of: (i) the Initial Term and (ii) the Renewal Terms, if any. The “Initial Term” shall commence on the Effective Date and, unless sooner terminated pursuant to any of the terms hereof, end on December 31, 2012.

(b) Unless sooner terminated in accordance with any of the terms hereof, the Term shall automatically renew for successive one year terms after the expiration of the Initial Term (each, a “Renewal Term”) until December 31, 2019. Thereafter, if the Section 45 Credit for Refined Coal produced by the Facility is extended, Lessee shall be entitled in its sole discretion to terminate the Lease. If Lessee does not elect to exercise its termination right, a Renewal Term shall automatically commence and this Lease shall continue to renew for successive Renewal Terms thereafter until the termination of the Section 45 Credit for Refined Coal produced by the Facility.

(c) Lessee may terminate this Lease by written notice effective immediately to Lessor if the Total Operating Expenses paid by Lessee with respect to any two consecutive Quarters exceed 140% of the projected operating costs of the Facility for such two consecutive Quarters as set forth on Schedule 2.

(d) Lessee may terminate this Lease by written notice to Lessor if a Tax Event occurs, though not during the Initial Term in the case of a Tax Event described in clauses (a)(iii) and (a)(iv) of the definition of Tax Event.

(e) Lessee may terminate this Lease by notice to Lessor if (i) any of the representations and warranties of Lessor contained in the Agreement to Lease are not true in all material respects as of the date made, and such representations and warranties are not made true by Lessor within 30 Days after notice from Lessee, or (ii) Lessor fails to perform in any material respect any its obligations hereunder or under the Agreement to Lease and such failure is not cured within 30 Days after notice from Lessee.

(f) Lessee may terminate this Lease by notice to Lessor if the Refined Coal Sale Agreementand/or the Technology Sub-License terminates or is terminated or if any Lessor Guaranty ceases to be in full force and effect or any Lessor Guarantor shall so assert in writing.

(g) Lessor may terminate this Lease by notice to Lessee if (i) any of the representations and warranties of Lessee contained in the Agreement to Lease are not true in all material respects as of the date made, and such representations and warranties are not made true by Lessee within 30 Days after notice from Lessor, (ii) Lessee fails to pay any undisputed installment of Rent due hereunder and such failure is not cured within 15 Business Days after notice from Lessor, (iii) the Lessee Guaranty is terminated without being replaced by a new guaranty on substantially similar terms as the Lessee Guaranty from a Person having an Investment Grade rating or (iv) Lessee otherwise fails to perform in any material respect any its obligations hereunder or under the Agreement to Lease and such failure is not cured within 30 Days after notice from Lessor.

(h) Lessee may terminate this Lease if, in the good faith judgment of Lessee, (i) equipment at the Facility requires replacement, modification or if the Facility needs to be relocated and (ii) the anticipated cost of such replacement, modification or relocation would result in the Facility having a new placed-in-service date.

(i) Lessee may terminate this Lease as of the end of the Initial Term by providing notice of such termination to Lessor on or before July 1, 2012.

(j) Lessee may terminate this Lease by notice to Lessor if the sale to Unrelated Persons of Refined Coal produced in the Facility for any two consecutive Months (excluding any period of Force Majeure) fails to generate Section 45 Credits or if the amount of allowable Section 45 Credits is reduced under Section 45(e)(8)(B) of the Code below * of the amount of Section 45 Credits that would have been available if there had been no such reduction.

(k) Lessee may terminate this Lease by notice to Lessor if a Regulatory Event occurs.

(l) Lessee may terminate this Lease by notice to Lessor if, for reasons other than Force Majeure, Refined Coal produced in the Facility fails to satisfy the emissions reduction requirements set forth in Code Section 45(c)(7)(B) or the Refined Coal Guidance, resulting in, or likely to result in, a material loss of Section 45 Credits by Lessee and, despite the use by Lessee of reasonable efforts, the problem causing such production of Refined Coal to fail to satisfy the emissions reduction requirements set forth in Code Section 45(c)(7)(B) or the Refined Coal Guidance is not cured within 14 Days after Lessee becomes aware of such problem (or in the event such problem is not curable within 14 Days, within such additional period (not to exceed 14 Days) as is reasonably necessary to cure such problem if such violation is curable but cannot be reasonably cured within such 14 Day period, and if Lessee uses reasonable efforts to pursue such cure during such 14 Day period).

3.2 Effect of Expiration or Termination. Upon expiration or termination of this Lease pursuant to Section 3.1 above, there will be no liability or obligation on the part of Lessee or Lessor (or any of their respective Affiliates or Representatives), except that (a) each Party shall continue to be liable for any breach of this Lease by it occurring prior to such termination, (b) each Party shall pay any amounts outstanding and payable by it hereunder as of the date of termination, (c) Lessee shall continue to pay the Initial Term Fixed Rent Payments pursuant to the terms of Section 2.2(b) and any Renewal Term Fixed Rent Payments pursuant to the terms of Section 2.2(c), (d) the Parties will be subject to the indemnity obligations set forth in Article 5, and (e) the provisions of Sections 2.2(b), (c) and (d) shall continue to apply. Upon the expiration or the termination of this Lease for any reason, Lessee will discontinue all use of the Facilities.

3.3 Lessee’s Duty to Surrender. At the expiration or earlier termination of the Term, Lessee shall surrender to Lessor the possession of the Facilities leased hereunder.

ARTICLE IV

FORCE MAJEURE

4.1 Force Majeure.

(a) If Lessee is rendered unable by Force Majeure to carry out, in whole or part, its obligations (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) under this Lease, Lessee shall give notice orally to Lessor as soon as reasonably practicable, followed within five Business Days thereafter by a written notice setting forth, in reasonable detail, the cause or causes constituting such Force Majeure. The obligations of Lessee (other than the obligation to make payments then due or becoming due with respect to performance prior to the event) shall be suspended to the extent made necessary, and for no longer than is required, by the cause or causes constituting such Force Majeure.

(b) The term “Force Majeure” means any event that is beyond the reasonable control and occurs without the fault or negligence of Lessee, that by the exercise of reasonable diligence or the incurrence of reasonable expense Lessee is unable to prevent or overcome, and that wholly or partly prevents the performance of any of the obligations of Lessee (other than the obligation to make payments then due or becoming due with respect to performance prior to the event). Force Majeure includes the following events to the extent they present the characteristics described in the preceding sentence: acts of God or of the public enemy; interruptions in or failure of transportation of coal or Refined Coal or other materials by third parties; fire, flood, explosion or other serious casualty; severe weather; war (whether declared or not); mobilization, revolution, riot, or civil commotion; legal intervention; regulation or order of Governmental Authority; changes in Permit requirements that prevent the Parties from operating the Facility; inability to obtain any Permit notwithstanding commercially reasonable efforts to obtain such Permit; strike; and lock-out or other labor disputes. A lack or unavailability of money shall not constitute Force Majeure.

(c) Lessee shall initiate and continue commercially reasonable good faith efforts to remedy the Force Majeure with all reasonable dispatch; provided, however, that the settlement of strikes, lockouts or other labor disputes shall be totally within the discretion of Lessee.

ARTICLE V

INDEMNIFICATION, LIMITATION OF LIABILITY AND REMEDIES

5.1 Lessee’s Right to Indemnification. Lessor shall indemnify the Lessee Indemnified Parties in accordance with the terms of the Agreement to Lease from and against any and all Losses incurred by the Lessee Indemnified Parties to the extent arising out of or caused by any breach of this Lease by Lessor.

5.2 Lessor’s Right to Indemnification. Lessee shall indemnify the CCS Indemnified Parties in accordance with terms of the Agreement to Lease from and against any and all Losses incurred by the CCS Indemnified Parties to the extent arising out of or caused by any breach of this Lease by Lessee.

5.3 Claims Procedures and Limitations. All claims for indemnification shall be subject to the procedures and limitations set forth in the Agreement for Lease.

ARTICLE VI

MISCELLANEOUS

6.1 Confidentiality.

(a) Each Party shall maintain the terms of this Lease in confidence and shall not disclose any information concerning the terms, performance or administration of this Lease to any other Person; provided that a Party may disclose such information: (i) to any of such Party’s Affiliates, (ii) to any prospective member of such Party’s Affiliates, (iii) to any actual or prospective purchaser of all or a portion of such Party’s interest in the Facility and (iv) to any Person providing or evaluating a proposal to provide financing to the recipient Party or any direct or indirect owner of such Party; provided in each case that the recipient Party shall provide to each Person to which disclosure is made a copy of this Section 6.1 and direct such Person to treat such information confidentially, and the recipient Party shall be liable for any breach of the terms of this Section 6.1 by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (A) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient Party, (B) to information that is already in, or subsequently comes into, the recipient Party’s possession, provided that the source of such information was not, to the recipient Party’s knowledge, obligated to keep such information confidential, (C) to information that is required to be disclosed pursuant to Law or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory or self-regulatory requests for information or documents or (D) subject to Section 6.1(b) below, to the tax structure or tax treatment of the transaction.

(b) Each Party may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction, provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The tax structure and tax treatment of the transaction includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income tax treatment or tax structure of the transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by this Lease or the documents to be delivered in connection herewith.

(c) If any Party is required to disclose any information required by this Section 6.1 to be maintained as confidential in a judicial, administrative or governmental proceeding, such Party shall give the other Party at least 10 Days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the Party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other Party in the other Party’s attempts to seek to preserve the confidentiality thereof, including if such Party seeks to obtain protective orders and/or any intervention.

6.2 Tax Return Information and Tax Proceedings. The provisions of Section 5.9 of the Agreement to Lease shall apply to this Lease.

6.3 Amendment, Modification and Waiver. This Lease may not be amended or modified except by an instrument in writing signed by each of the Parties. Any failure of a Party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

6.4 Severability. If any term or other provision of this Lease is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Lease shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Lease so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

6.5 Expenses and Obligations. Except as otherwise expressly provided in this Lease, all costs and expenses incurred by the Parties in connection with this Lease and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expenses.

6.6 Parties in Interest. This Lease shall be binding upon and, except as provided below, inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Lease, express or implied, is intended to confer upon any other Person (other than the Lessee Indemnified Parties and CCS Indemnified Parties as provided in Article 5) any rights or remedies of any nature whatsoever under or by reason of this Lease).

6.7 Notices. All notices and other communications hereunder shall be in writing, unless otherwise specified, and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to Lessee, to:

GS RC Investments LLC c/o Goldman Sachs & Co. 200 West Street New York, New York 10282 Attention: Michael Feldman Fax: (212) 428-3868

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002-6760
Attention: F. B Cochran III
Fax: (713) 615-5368

If to Lessor, to:

AEC-TH, LLC
3300 South Parker Road, Suite 310
Aurora, CO 80014
Attention: Charles S. McNeil
Fax: (303) 751-9210
Email: cmcneil@nexgen-group.com

With copies (which shall not constitute notice) to:

Chadbourne & Parke LLP
1200 New Hampshire Avenue, NW
Washington, DC 20036
Attention: Keith Martin
Fax: (202) 974-6774

Clean Coal Solutions, LLC
8100 South Park Way, Unit B
Littleton, Colorado 80120
Attention: Nina French
Email: ninafrench@sbcglobal.net

All notices and other communications given in accordance herewith shall be deemed given (i) on the date of delivery, if hand delivered, (ii) on the date of receipt, if faxed (provided a hard copy of such transmission is dispatched by first class mail within 48 hours), (iii) three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and (iv) one Business Day after the date of sending, if sent by a nationally recognized overnight courier; provided, however, that a notice given in accordance with this Section 6.7 but received on any Day other than a Business Day or after business hours in the place of receipt, will be deemed given on the next Business Day in that place.

6.8 Counterparts. This Lease may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

6.9 Entire Agreement. This Lease (which term shall be deemed to include the Exhibits and Schedules hereto) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Lease.

6.10 Governing Law; Choice of Forum; Waiver of Jury Trial. THIS LEASE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

6.11 Publicity. Lessor agrees that it will not, without the prior written consent of Lessee, in each instance, (a) use in advertising, publicity, or otherwise the name of GS, or any Affiliate thereof (including Lessee), or any partner or employee of GS, or any Affiliate thereof (including Lessee), nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by GS, or any Affiliate thereof (including Lessee), or (b) represent, directly or indirectly, that any product or any service provided by Lessor has been approved or endorsed by GS, or any Affiliate thereof (including Lessee). No public announcement of any kind regarding the existence or terms of this Lease shall be made without the prior written consent of the Parties. For the avoidance of doubt, nothing in this Section 6.11 shall limit Lessor’s obligation to disclose information pursuant to Section 6.1.

6.12 Assignment. Neither Party shall assign, sublease or otherwise transfer (collectively, an “Assignment”) this Lease or any of its rights hereunder without the prior written consent of the other Party, and any purported Assignment made without such prior written consent shall be void. Notwithstanding the foregoing:

(a) either Party may, without the need for consent from the other Party, make an Assignment of this Lease to an Affiliate of such Party provided that such Affiliate assumes all of the obligations of the Party making the Assignment and the Lessor Guarantees or the Lessee Guaranty remain in effect, as applicable, with respect to the obligations of such Affiliate, and in such event the assigning Party shall be released from its obligations under this Lease, except for those obligations that arose prior to such Assignment;

(b) Lessee may, without the need for consent from Lessor, make an Assignment of this Lease to any Person (i) succeeding to all or substantially all of its assets, provided such Person has, or its obligations under this Lease are guaranteed by a Person who has, an Investment Grade rating, or (ii) after December 31, 2019 if the Section 45 Credit for Refined Coal produced by the Facility has been extended beyond such date; and

(c) Lessor may, with the prior written consent of Lessee, make an Assignment of this Lease to any Person succeeding to all or substantially all of its assets provided that (i) the acquiring Person assumes all obligations of Lessor hereunder, and (ii) either (A) the Lessor Guarantees remain in full force and effect with respect to the Person succeeding to all or substantially all of Lessor’s assets, or (B) the Lessor Guarantees are replaced by a new guaranty or guarantees on the same terms as the Lessor Guarantees covering such assumed obligations from a Person having an Investment Grade rating, and in such event Lessor shall be released from its obligations under this Lease, except for those obligations that arose prior to such Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Lease to be executed on its behalf on the day and year first above written.

AEC-TH, LLC

By:	Clean Coal Solutions, LLC, its managing member

	By:	/s/ Brian Humphrey
	Name:	Brian Humphrey
	Title:	Manager

GS RC INVESTMENTS LLC

By:	GSFS INVESTMENTS I CORP., its sole member

	By:	/s/ Albert Dombrowski
	Name:	Albert Dombrowski
	Title:	Authorized Signatory

Signature Page to Equipment Lease (Thomas Hill)

SCHEDULE 1

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Schedule 1

SCHEDULE 2

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Schedule 2

EXHIBIT A

FACILITY

All fixtures, equipment, machinery, parts and software and other property constituting the refined coal production facility, consisting specifically of the following components: a CyClean A hopper feeder system; a CyClean B liquid tote, chemical pumps and heated transfer hoses; bucket elevators; weigh belt conveyors; motor control center; programmable logic control system; and all associated valves, fittings, control systems and related components, and located at the Thomas Hill Energy Center owned by Associated Electric Cooperative, Inc. and located at 5693 Highway F, Clifton Hill, Missouri 65244 including, without limitation, the equipment, parts, and other materials set forth below.

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Exhibit A

EXHIBIT B

LESSOR INSURANCE

A.	Lessor shall carry and maintain (or cause to be carried and maintained) the following insurance coverages, or their equivalent in scope and amount. Each policy shall list the following as additional insureds (collectively, the “Additional Insureds”): Lessee, all direct owners of Lessee and any Person owning a direct or indirect interest in any direct owner of Lessee, the site and the Utility, as their interests may appear. Lessor shall pay (or cause to be paid) the premiums required to maintain these policies in effect, unless otherwise stated.

All Risks Property Damage Insurance. All Risks Property Damage Insurance in an amount sufficient to cover 100% of the replacement cost of the Facility.

Umbrella Liability Coverage. Insurance with limits of not less than $50,000,000 if available on a commercially reasonable basis, but in any event limits of not less than $25,000,000. At a minimum to provide umbrella limits over commercial liability, employer’s liability, and auto liability. Such coverage may be on a claims-made basis. Lessor shall immediately notify Lessee of any material dilution in the limit on such policy or policies, whether under this Lease or in connection with any other facility or underlying property.

Contractors Pollution Liability or Pollution Legal Liability. Insurance with limits of $10,000,000. Such insurance shall be obtained by Lessor at Lessee’s expense. Lessor shall immediately notify Lessee of any material dilution in the limit on such policy or policies, whether under this Lease or in connection with any other facility or underlying property.

B.	The insurance policies maintained pursuant hereto may be subject to such retentions and deductibles as are usual and customary for the risks involved under policies with limits described above.

C.	Each insurance policy covering Lessor’s obligations under this Lease, or any other insurance in force for the personal property, fixtures or equipment of Lessor used in connection with this Lease, shall provide for a waiver of subrogation by the insurer in favor of the Additional Insureds. Such insurance provided to Additional Insureds shall apply on a primary basis not as excess of or contributing with any other insurance.

Exhibit B-1

D.	All insurance policies shall be in a form reasonably acceptable to Lessee and shall be issued by an approved insurance company licensed and authorized to do business in the state of operation, and rated in Bests Insurance Reports (or similar publication of comparable standing) as A-VIII or better (or the then equivalent of such rating) or as approved by Lessee. As soon as practicable upon execution of this Lease and before commencing any performance hereunder, Lessor shall submit to Lessee certificates of insurance evidencing the existence of the insurance required hereunder. Certificates of renewal or replacement policies shall be delivered to Lessee within 10 Business Days after the date of expiration or termination of the expired or replaced insurance policy. If requested by Lessee, Lessor shall provide Lessee an original or certified copy of any insurance policy maintained by Lessor pursuant to the terms hereof.

E.	All primary and umbrella liability policies shall contain the following clause:

“Thirty days’ written notice of cancellation, material change deemed adverse to Lessee’s interest or nonrenewal shall be given to Lessee before any cancellation, material change or nonrenewal of this policy will be effected, except ten days will apply for cancellation due to nonpayment of premium.”

F.	Lessor and its Representatives shall cooperate with Lessee in connection with the collection of any insurance monies that may be due Lessee in the event of loss, and Lessor and its Representatives shall execute and deliver all such instruments that may be required for the purpose of obtaining the recovery of any such insurance monies.

G.	Lessor shall maintain the insurance described herein until expiration of the Term or termination of this Lease and the issuance of a final certificate of insurance.

H.	The following provisions shall apply with respect to the insurance coverages required in this Lease:

1.	Lessor will not intentionally do, allow or permit anything to be done during the performance of Lessor’s obligations under this Lease that will affect, impair or contravene any policies of insurance that may be carried on the Facilities, or any part thereof, or the use thereof, against loss, damage or destruction by fire, casualty, public liability, or otherwise.

2.	Compliance with any of the insurance requirements stipulated in this Lease will not in itself be construed to be limitation of liability of Lessor or its representatives.

Exhibit B-2

I.	In the event Lessor fails to effect, maintain or renew any of the insurance required hereunder in the required amounts, or to pay the premiums therefor, or to deliver to Lessee any evidence of such insurance or payment therefor as required hereunder, then in any such events Lessee at its option, but without obligation so to do, may procure such insurance. Any sums expended by Lessee to procure any such insurance shall be payable by Lessor on demand, together with interest at the interest rate thereon from the date such sums were expended; provided, however, it is expressly understood that procurement by Lessee of any such insurance shall not be deemed to waive or release the default of Lessor, or the right of Lessee at its option, to exercise the remedies set forth in this Lease upon the occurrence of a default. Unless otherwise specified, Lessee shall not be responsible for obtaining or maintaining any insurance required to be obtained or maintained by Lessor, and shall not, by reason of accepting, rejecting, approving or obtaining any such insurance, incur any liability for the existence, nonexistence, form or legal sufficiency thereof, the solvency of any insurer or the payment of any losses, and Lessor hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

J.	In addition to the above, Lessor shall maintain all insurance and surety bonds for any other risks or hazard that now or hereafter are customarily insured against by Lessor of like size and type in the locality of the site as Lessor deems appropriate.

K.	All claims-made liability coverages shall remain in full force and effect for three years after the end of the Term. All other liability coverages shall remain in full force and effect until the end of the Term.

Exhibit B-3

EXHIBIT C

SECTION 2 PAYMENTS

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Exhibit C